                                                                    EXHIBIT 8(d)


                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000




                                              January 30, 1996



Independent Insurance Group, Inc.
One Independent Drive
Jacksonville, Florida 32276

Ladies and Gentlemen:

     We have been acting as counsel to Independent Insurance Group, Inc. (the "Company") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 19, 1995 and as amended as of January 25, 1996, by and among the Company, American General Corporation, and AGC Life Insurance Company, a wholly-owned subsidiary of American General Corporation (the "Merger Agreement"). The delivery of an opinion at the Effective Time, in substantially the form hereof, is a condition to the obligations of the Company to consummate the Merger pursuant to Section 8.2(b) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, representations referred to in Section 7.9 of the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below as well as other statements, representations and assumptions. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

Independent Insurance Group, Inc
January 30, 1996
Page 2



     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement. In addition, our opinion is expressly conditioned on, among other things, the assumptions that at or prior to the Effective Time, we will be provided with officers' certificates executed by executives of the Company, American General Corporation, and AGC Life Insurance Company, in form and substance satisfactory to us and on which we may rely, as to certain facts relating to, and knowledge and intentions of, the Company, American General Corporation, and AGC Life Insurance Company, and certain facts relating to the Merger.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions.

     Based solely upon the foregoing, we are of the opinion that, under current law:

     The Merger would qualify as a reorganization pursuant to Section 368(a) of the Code, and that the Company, American General Corporation, and AGC Life Insurance Company would each be a party to that reorganization within the meaning of Section 368(b) of the Code.

Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, excluding the Proxy Statement-Prospectus which will be included in

Independent Insurance Group, Inc
January 30, 1996
Page 3


the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ SKADDEN, ARPS, SLATE,
                                            MEAGHER & FLOM

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM